EXHIBIT 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in this Current Report on Form 8-K with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P. as of the year ended December 31, 2013. We hereby further consent to all references to our firm included in this Current Report on Form 8-K and to the incorporation by reference in the Registration Statements on Form S-3, No. 333-147244 and No. 333-187553, and the Registration Statement on Form S-8, No. 333-169472, of such information.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
September 17, 2014